Exhibit 99.1

FOR IMMEDIATE RELEASE

Organogenesis Holdings Inc. Reports Fourth Quarter and Fiscal Year 2019 Financial Results;

Introduces Fiscal Year 2020 Revenue Guidance

CANTON, Mass. (March 9, 2020) – Organogenesis Holdings Inc. (Nasdaq: ORGO), a leading regenerative medicine company focused on the development, manufacture, and commercialization of product solutions for the Advanced Wound Care and Surgical & Sports Medicine markets, today reported financial results for its fourth quarter and fiscal year ended December 31, 2019 and introduced revenue guidance expectations for fiscal year ended December 31, 2020.

Fourth Quarter 2019 Financial Summary:

•	Net revenue of $74.6 million for the fourth quarter of 2019, up 17% compared to net revenue of $63.6 million for the fourth quarter of 2018. Net revenue comprised:

•	Net revenue from Advanced Wound Care products of $63.4 million, up 16% from the fourth quarter of 2018.

•	Net revenue from Surgical & Sports Medicine products of $11.3 million, up 25% from the fourth quarter of 2018.

•	Net revenue from the sale of PuraPly products of $39.9 million for the fourth quarter of 2019, up 40% from the fourth quarter of 2018.

•

Net revenue from the sale of non-PuraPly commercially available products, which excludes net revenue from the sale of Affinity, increased 18% as compared to net revenue from the sale of non-PuraPly commercially available products in the fourth quarter of 2018. Net revenue from the sale of non-PuraPly products of $34.7 million for the fourth quarter of 2019, down 1% from the fourth quarter of 2018.

•	Net loss was $4.4 million for the fourth quarter of 2019, compared to a net loss of $9.3 million for the fourth quarter of 2018.

•	Adjusted EBITDA income of $0.8 million for the fourth quarter of 2019, compared to Adjusted EBITDA loss of $0.1 million for the fourth quarter of 2018.

Fiscal Year 2019 Financial Summary:

•	Net revenue of $261.0 million for the year ended December 31, 2019, up 35% compared to net revenue of $193.4 million for the year ended December 31, 2018. Net revenue comprised:

•	Net revenue from Advanced Wound Care products of $220.7 million, up 34% year-over-year.

•	Net revenue from Surgical & Sports Medicine products of $40.2 million, up 38% year-over-year.

•	Net revenue from the sale of PuraPly products of $126.8 million for the year ended December 31, 2019, up 82% year-over-year.

•

Net revenue from the sale of non-PuraPly commercially available products, which excludes net revenue from the sale of Affinity, increased 23% year-over-year. Net revenue from the sale of non-PuraPly products of $134.2 million for the year ended December 31, 2019, up 8% year-over-year.

•	Net loss was $40.5 million for the year ended December 31, 2019, compared to a net loss of $64.8 million for the year ended December 31, 2018.

•	Adjusted EBITDA loss of $18.2 million for the year ended December 31, 2019, compared to Adjusted EBITDA loss of $36.2 million year ended December 31, 2018.

Fourth Quarter 2019 and Recent Highlights:

•

On October 7, 2019, the Company presented new data on ReNu® at the International Cartilage Regeneration & Joint Preservation Society’s (ICRS) 2019 15th World Congress, held Oct. 5-9 in Vancouver, British Columbia, Canada. Research, which included two podium presentations demonstrating the use of ReNu in reducing the severity of symptoms associated with knee osteoarthritis, as well as a poster presentation providing evidence of the potential for ReNu to decrease pro-inflammatory cytokines and proteases, while increasing anti-inflammatory cytokines and inhibitors.

•

On October 12, 2019, the Company presented the latest advanced wound care research on Apligraf® and NuShield® at the Symposium on Advanced Wound Care (SAWC) Fall 2019 meeting, which was held from Oct. 12-14 in Las Vegas, NV.

•

On November 26, 2019, the Company closed an underwritten public offering of 9,000,000 shares of its Class A common stock, at a price to the public of $5.00 per share. On December 10, 2019, the underwriters purchased an additional 1,068,056 shares of Class A common stock pursuant to the partial exercise of the underwriters’ option to purchase additional shares at the public offering price. The Company issued a total of 10,068,056 shares of Class A common stock resulting in aggregate net proceeds of $46.8 million.

“We delivered fourth quarter revenue growth, ahead of our guidance, led by strong performance across both our Advanced Wound Care and Surgical and Sports Medicine portfolios,” said Gary S. Gillheeney, Sr., President and Chief Executive Officer of Organogenesis. “As expected, our growth in the fourth quarter was driven by continued execution against our commercial strategy and improved amniotic capacity exiting the third quarter. We delivered a 35% increase in revenue during 2019 fueled by strong execution, leveraging PuraPly’s pass through status to gain new accounts, driving PuraPly adoption deeper into existing accounts and increasing sales of our non-PuraPly products to existing PuraPly accounts. Our 2019 revenue growth performance is even more impressive given the amniotic supply constraints throughout the year.”

Mr. Gillheeney, Sr. continued: “We are poised for continued success in 2020 and have introduced our full-year 2020 revenue guidance which calls for growth in the range of 5% to 6%. Importantly, we remain confident in our ability to drive solid growth over a multi-year period, despite the transition of PuraPly products to the high cost bundle in the outpatient setting beginning October 1, 2020. Our growth expectations are supported by targeted investments in commercial infrastructure, new products, line extensions, and clinical evidence. We remain committed to delivering on our mission to provide integrated healing solutions that substantially improve medical outcomes while lowering the overall cost of care.”

Net Revenue Summary:

The following table represents net revenue by product grouping for the three and twelve months ended December 31, 2019 and December 31, 2018, respectively:

	Three Months Ended December 31,		Increase/Decrease		Twelve Months Ended December 31,		Increase/Decrease
(In Thousands)	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Advanced Wound Care	$63,379	$54,621	$8,758	16%	$220,744	$164,332	$56,412	34%
Surgical & Sports Medicine	11,266	8,978	2,288	25%	40,237	29,117	11,120	38%

Net revenue	$74,645	$63,599	$11,046	17%	$260,981	$193,449	$67,532	35%

Fourth Quarter 2019 Results:

Net revenue for the fourth quarter of 2019 was $74.6 million, compared to $63.6 million for the fourth quarter of 2018, an increase of $11.0 million, or 17%. The increase in net revenue was driven by a $8.8 million increase in net revenue of Advanced Wound Care products and a $2.3 million increase in net revenue of Surgical & Sports Medicine products, representing growth of 16% and 25%, respectively, compared to the fourth quarter of 2018. The increase in Advanced Wound Care net revenue was primarily attributable to additional sales personnel, PuraPly regaining pass-through reimbursement status for the two-year period effective October 1, 2018 and the continued growth in adoption of our amniotic products despite the suspension of Affinity sales during the quarter. The increase in Surgical & Sports Medicine net revenue was primarily due to the expansion of the sales force and penetration of existing and new customer accounts. Net revenue from the sale of PuraPly products for the fourth quarter of 2019 was $39.9 million, compared to $28.5 million for the fourth quarter of 2018, an increase of $11.4 million, or 40%. Net revenue from the sale of PuraPly products represented approximately 53% of net revenue in the fourth quarter of 2019, compared to 45% of net revenue in the fourth quarter of 2018.

Gross profit for the fourth quarter of 2019 was $54.3 million or 73% of net revenue, compared to $46.1 million, or 72% of net revenue for the fourth quarter of 2018, an increase of $8.2 million, or 18%. The improvement in gross profit and gross profit margin percentage resulted primarily from a more favorable product mix of revenue in the fourth quarter of 2019 and volume-based manufacturing efficiencies.

Operating expenses for the fourth quarter of 2019 were $56.0 million, compared to $50.6 million for the fourth quarter of 2018, an increase of $5.4 million, or 11%. The increase in operating expenses in the fourth quarter of 2019 as compared to the fourth quarter of 2018 was driven primarily by higher selling, general and administrative expenses which increased to $52.4 million, compared to $47.5 million in the fourth quarter of 2018, an increase of $4.9 million, or 10%. The increase in selling, general and administrative expenses is primarily due to additional headcount, predominantly in the direct sales force, increased sales commissions due to higher sales, increased marketing and promotional expenses for the Company’s products, and additional amortization associated with the acquisition of intangible assets. R&D expense was $3.6 million for the fourth quarter of 2019, compared to $3.1 million in the fourth quarter of 2018, an increase of $0.5 million, or 18%. The increase in R&D was driven by additional headcount and continued investment in clinical programs and our product pipeline.

Operating loss for the fourth quarter of 2019 was $1.8 million, compared to an operating loss of $4.5 million for the fourth quarter of 2018, a decrease of $2.7 million, or 61%. Total other expenses, net, for the fourth quarter of 2019 were $2.6 million, compared to $4.8 million for the fourth quarter of 2018, a decrease of $2.2 million, or 45%. The decrease was driven primarily by $2.1 million non-cash loss on the extinguishment of debt related to the write off of unamortized debt issuance costs upon repayment of affiliate debt in December 2018.

Net loss for the fourth quarter of 2019 was $4.4 million, or $0.04 per share, compared to a net loss of $9.3 million, or $0.12 per share, for the fourth quarter of 2018, a decrease of $4.9 million, or 52%.

As of December 31, 2019, the Company had $60.2 million in cash and $100.6 million in debt obligations, of which $17.5 million were capital lease obligations, compared to $21.3 million in cash and $59.3 million in debt obligations, of which $17.7 million were capital lease obligations, as of December 31, 2018.

Fiscal Year 2019 Results:

Net revenue for the twelve months ended December 31, 2019 was $261.0 million, compared to $193.4 million for the twelve months ended December 31, 2018, an increase of $67.5 million, or 35%. The increase in net revenue was driven by a $56.4 million increase, or 34%, in net revenue of Advanced Wound Care products and a $11.1 million increase, or 38%, in net revenue of Surgical & Sports Medicine products compared to the prior year. Net revenue from the sale of PuraPly products for the twelve months ended December 31, 2019 was $126.8 million, compared to $69.8 million for the twelve months ended December 31, 2018, an increase of $57.0 million, or 82%. Net revenue from the sale of PuraPly products represented approximately 49% of net revenue for the twelve months ended December 31, 2019, compared to 36% for the twelve months ended December 31, 2018.

Gross profit for the twelve months ended December 31, 2019 was $185.0 million or 71% of net revenue, compared to $124.6 million, or 64% of net revenue, for the twelve months ended December 31, 2018, an increase of $60.4 million, or 48%. The largest contributors to the increase in gross margin from the prior period were increased sales volume due to the strength in our Advanced Wound Care and Surgical & Sports Medicine products, PuraPly regaining pass-through reimbursement status for the 2-year period effective October 1, 2018, and the resulting higher margins realized as a result of manufacturing efficiencies associated with our Advanced Wound Care products.

Operating expenses for the twelve months ended December 31, 2019 were $214.5 million, compared to $176.2 million for the twelve months ended December 31, 2018, an increase of $38.3 million, or 22%. The increase in operating expenses in 2019 as compared to 2018 was driven primarily by higher selling, general and administrative expenses which increased to $199.7 million, compared to $162.0 million in 2018, an increase of $37.7 million, or 23%. The increase in selling, general and administrative expenses is primarily due to additional headcount, predominantly in our direct sales force; higher legal, consulting fees and other costs associated with the ongoing operations of our business; expenses related to the warrant exchange offer transaction; and additional amortization associated with the acquisition of intangible assets. Operating expenses for the twelve months ended December 31, 2019 were also impacted by higher R&D expenses which were $14.8 million, compared to $10.7 million for the twelve months ended December 31, 2018, an increase of $4.1 million, or 38% due to an increase in clinical research costs and increased headcount associated with our Advanced World Care and Surgical & Sports Medicine products and an increase in product costs associated with the development of our pipeline products.

Operating loss for the twelve months ended December 31, 2019 was $29.5 million, compared to an operating loss of $51.6 million for the twelve months ended December 31, 2018, a decrease of $22.1 million, or 43%. Total other expenses for the twelve months ended December 31, 2019 were $10.8 million, compared to $13.2 million for the twelve months ended December 31, 2018, a decrease of $2.3 million, or 18%. The decrease in total other expenses for the twelve months ended December 31, 2019 was driven primarily by a decrease in interest expense of $1.8 million, due to the repayment and conversion to equity of affiliate debt in connection with the Avista merger, and a decrease in the change in fair value of warrant liability of $0.5 million due to the exercise of the underlying warrants.

Net loss for the twelve months ended December 31, 2019 was $40.5 million, or $0.44 per share, compared to a net loss of $64.8 million, or $0.94 per share, for the twelve months ended December 31, 2018.

Fiscal Year 2020 Revenue Guidance:

For the twelve months ending December 31, 2020, the Company expects:

•

Net revenue of between $273 million and $277 million, representing growth of approximately 5% to 6% year-over-year, as compared to net revenue of $261 million for the twelve months ended December 31, 2019.

•	The 2020 net revenue guidance range assumes:

•

Net revenue from Advanced Wound Care products of between $229 million and $231 million, representing growth of approximately 4% to 5% year-over-year as compared to net revenue of $221 million for the twelve months ended December 31, 2019.

•

Net revenue from Surgical & Sports Medicine products of between $44 million and $46 million, representing growth of approximately 9% to 14% year-over-year as compared to net revenue of $40 million for the twelve months ended December 31, 2019.

•

Net revenue from the sale of PuraPly products of between $118 million and $120 million, representing a decrease of approximately 5% to 7% year-over-year, as compared to net revenue of $127 million for the twelve months ended December 31, 2019.

Conference Call:

Management will host a conference call at 5:00 p.m. Eastern Time on March 9 to discuss the results of the quarter and the fiscal year and provide a corporate update with a question and answer session. Those who would like to participate may dial 866-795-3142 (409-937-8908 for international callers) and provide access code 8742229. A live webcast of the call will also be provided on the investor relations section of the Company’s website at investors.organogenesis.com.

For those unable to participate, a replay of the call will be available for two weeks at 855-859-2056 (404-537-3406 for international callers); access code 8742229. The webcast will be archived at investors.organogenesis.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts of future events. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include statements relating to the Company’s expected revenue for fiscal 2020 and the breakdown of such revenue in both its Advanced Wound Care and Surgical & Sports Medicine categories as well as the estimated revenue contribution of its PuraPly products. Forward-looking statements with respect to the operations of the Company, strategies, prospects and other aspects of the business of the Company are based on current expectations that are subject to known and unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from expectations expressed or implied by such forward-looking statements. These factors include, but are not limited to: (1) the Company has incurred significant losses since inception and anticipates that it will incur substantial losses for the foreseeable future; (2) the Company faces significant and continuing competition, which could adversely affect its business, results of operations and financial condition; (3) rapid technological change could cause the Company’s products to become obsolete and if the Company does not enhance its product offerings through its research and development efforts, it may be unable to effectively compete; (4) to be commercially successful, the Company must convince physicians that its products are safe and effective alternatives to existing treatments and that its products should be used in their procedures; (5) the Company’s ability to raise funds to expand its business; (6) the impact of any changes to the reimbursement levels for the Company’s products and the impact to the Company of the loss of preferred “pass through” status for PuraPly AM and PuraPly on October 1, 2020; (7) the Company’s ability to maintain compliance with applicable Nasdaq listing standards; (8) changes in applicable laws or regulations; (9) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (10) the Company’s ability to complete the relaunch of Affinity and to maintain production in sufficient quantities to meet demand; and (11) other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) of the Company’s Form 10-K for the year ended December 31, 2019. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Although it may voluntarily do so from time to time, the Company undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

About Organogenesis Holdings Inc.

Organogenesis Holdings Inc. is a leading regenerative medicine company offering a portfolio of bioactive and acellular biomaterials products in advanced wound care and surgical biologics, including orthopedics and spine. Organogenesis’s comprehensive portfolio is designed to treat a variety of patients with repair and regenerative needs. For more information, visit www.organogenesis.com.

Investor Inquiries:

Westwicke Partners

Mike Piccinino, CFA

OrganoIR@westwicke.com

443-213-0500

Press and Media Inquiries:

Organogenesis

Marcus Girolamo

MGirolamo@organo.com

781-615-1893

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2019	2018
Assets
Current assets:
Cash	$60,174	$21,291
Restricted cash	196	114
Accounts receivable, net	39,359	34,077
Inventory	22,918	13,321
Prepaid expenses and other current assets	2,953	2,328

Total current assets	125,600	71,131
Property and equipment, net	47,184	39,623
Notes receivable from related parties	556	477
Intangible assets, net	20,797	26,091
Goodwill	25,539	25,539
Deferred tax asset	127	238
Other assets	884	579

Total assets	$220,687	$163,678

Liabilities and Stockholders’ Equity
Current liabilities:
Deferred acquisition consideration	$5,000	$5,000
Redeemable common stock liability	—	6,762
Current portion of notes payable	—	2,545
Current portion of capital lease obligations	3,057	2,236
Accounts payable	28,387	19,165
Accrued expenses and other current liabilities	23,450	20,388

Total current liabilities	59,894	56,096
Line of credit	33,484	26,484
Notes payable, net of current portion	—	12,578
Term loan	49,634	—
Deferred rent	1,012	130
Capital lease obligations, net of current portion	14,431	15,418
Other liabilities	6,649	5,931

Total liabilities	165,104	116,637

Commitments and contingencies (Note 16)
Stockholders’ equity:
Common stock, $0.0001 par value; 400,000,000 shares authorized; 105,599,434 and 91,261,413 shares issued; 104,870,886 and 91,261,413 shares outstanding at December 31, 2019 and 2018, respectively.	10	9
Additional paid-in capital	226,580	177,272
Accumulated deficit	(171,007)	(130,240)

Total stockholders’ equity	55,583	47,041

Total liabilities and stockholders’ equity	$220,687	$163,678

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(in thousands)		(in thousands)
Net revenue	$74,645	$63,599	$260,981	$193,449
Cost of goods sold	20,391	17,510	75,948	68,808

Gross profit	54,254	46,089	185,033	124,641
Operating expenses:
Selling, general and administrative	52,368	47,478	199,693	161,961
Research and development	3,640	3,091	14,799	10,742
Write-off of deferred offering costs	—	—	—	3,494

Total operating expenses	56,008	50,569	214,492	176,197

Loss from operations	(1,754)	(4,480)	(29,459)	(51,556)

Other expense, net:
Interest expense, net	(2,604)	(2,658)	(8,996)	(10,789)
Change in fair value of warrants	—	(170)	—	(469)
Loss on the extinguishment of debt	—	(2,095)	(1,862)	(2,095)
Other income, net	2	150	13	162

Total other expense, net	(2,602)	(4,773)	(10,845)	(13,191)

Net loss before income taxes	(4,356)	(9,253)	(40,304)	(64,747)
Income tax expense	(42)	(2)	(150)	(84)

Net loss	(4,398)	(9,255)	(40,454)	(64,831)
Net income attributable to non-controlling interest in affiliates	—	—	—	—

Net loss attributable to Organogenesis Holdings Inc.	(4,398)	(9,255)	(40,454)	(64,831)
Accretion of redeemable common shares	—	—	—	—
Non-cash deemed dividend to warrant holders	—	—	(645)	—

Net loss attributed to Organogenesis Holdings Inc. common shareholders	$(4,398)	$(9,255)	$(41,099)	$(64,831)

Net loss per share attributable to Organogenesis Holdings Inc. common shareholders—basic and diluted	$(0.04)	$(0.12)	$(0.44)	$(0.94)

Weighted average common shares outstanding—basic and diluted	97,760,835	76,952,174	92,840,401	69,318,456

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2019	2018	2017
Cash flows from operating activities:
Net loss	$(40,454)	$(64,831)	$(7,525)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,388	3,309	3,591
Amortization of intangible assets	6,043	3,669	2,037
Non-cash interest expense	243	845	410
Deferred interest expense	1,446	249	233
Deferred rent expense	882	56	70
Deferred tax benefit (expense)	111	186	(7,301)
Loss (gain) on disposal of property and equipment	146	1,209	(8)
Impairment of notes receivable	—	—	113
Write-off of deferred offering costs	—	3,494	—
Provision recorded for sales returns and doubtful accounts	239	1,157	1,166
Provision recorded for inventory reserve	1,297	2,473	3,170
Stock-based compensation	936	1,075	919
Change in fair value of warrant liability	—	469	1,037
Loss of extinguishment of debt	1,862	2,095	—
Change in fair value of interest rate swap	—	—	6
Changes in fair value of forfeiture rights	—	589	(212)
Changes in operating assets and liabilities:
Accounts receivable	(4,691)	(7,110)	(7,010)
Inventory	(11,063)	(1,524)	(1,490)
Prepaid expenses and other current assets	(625)	(1,414)	(2,680)
Accounts payable	4,700	(60)	3,967
Accrued expenses and other current liabilities	2,942	2,354	2,665
Accrued interest - affiliate debt	—	(9,241)	3,190
Other liabilities	(930)	316	159

Net cash used in operating activities	(33,528)	(60,635)	(3,493)
Cash flows from investing activities:
Purchases of property and equipment	(5,984)	(1,857)	(2,426)
Acquisition of intangible asset	(250)	—	—
Proceeds from disposal of property and equipment	—	1	8
Acquisition of NuTech Medical, net of cash acquired	—	—	(11,790)
VIE deconsolidation	—	—	(666)

Net cash used in investing activities	(6,234)	(1,856)	(14,874)
Cash flows from financing activities:
Line of credit borrowings, net	7,000	8,866	12,749
Proceeds from term loan	50,000	—	—
Proceeds from long-term debt - affiliates	—	15,000	—
Proceeds from notes payable - master lease	—	—	16,000
Proceeds from equity financing	50,340	92,000	—
Payment of equity issuance costs	(2,973)	(270)	—
Payment of recapitalization costs	—	(11,206)	—
Repayment of mortgage notes payables - Real Estate Entities, net	—	—	(1,335)
Repayment of debt and debt issuance cost on affiliate debt	—	(22,680)	—
Repayment of notes payable	(17,585)	(10)	(6,325)
Principal repayments of capital lease obligations	(1,266)	(104)	(81)
Redemption of redeemable common stock placed into treasury	(6,762)	—	—
Proceeds from the exercise of stock options	269	119	221
Proceeds from the exercise of common stock warrants	628	—	—
Cash contributions from members of affiliates	—	—	1,000
Payments of deferred acquisition consideration	—	—	(2,500)
Payment of debt issuance costs	(924)	(177)	(862)

Net cash provided by financing activities	78,727	81,538	18,867
Change in cash and restricted cash	38,965	19,047	500
Cash and restricted cash, beginning of year	21,405	2,358	1,858

Cash and restricted cash, end of year	$60,370	$21,405	$2,358

Supplemental disclosure of cash flow information:
Cash paid for interest	$8,148	$5,423	$6,076
Cash paid for income taxes	$49	$8	$96
Supplemental disclosure of non-cash investing and financing activities:
Fair value of shares issued in connection with investor debt settlement	$—	$42,764	$—
Fair value of shares issued in connection with settlement of investor warrants	$—	$2,707	$—
Common stock issued in exchange for APHAC shares	$—	$1	$—
Notice of put option exercise of redeemable common shares	$—	$6,762	$—
Non-cash deemed dividend related to warrant exchange	$645	$—	$—
Equity issuance costs included in accrued expenses	$537	$—	$—
Purchases of property and equipment in accounts payable and accrued expenses	$4,014	$172	$764
Acquisition of intangible assets included in accrued expenses and other liabilities	$500	$—	$—
Equipment acquired under capital lease	$1,099	$—	$—
Fair value of warrant issued in connection with notes payable	$—	$—	$959
Extinguishment of Subordinated Notes - affiliates	$—	$—	$4,577
Accretion of redeemable common stock	$—	$—	$423
Shares issued in connection with NuTech Medical acquisition	$—	$—	$16,609
Deconsolidation of variable interest entities, net of cash	$—	$—	$9,052
Issuance of deferred acquisition consideration	$—	$—	$7,500
Issuance of contingent consideration forfeiture rights	$—	$—	$377

Use of Non-GAAP Measures

Our management uses financial measures that are not in accordance with generally accepted accounting principles in the United States, or GAAP, in addition to financial measures in accordance with GAAP to evaluate our operating results. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP. Our management uses Adjusted EBITDA principally as a measure of our operating performance and believes Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the items that we exclude. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by our management in its financial and operational decision-making.

We define EBITDA as net loss before depreciation and amortization, net interest expense and income taxes and we define Adjusted EBITDA as EBITDA, further adjusted for the impact of certain items that we do not consider indicative of our core operating performance. These items consist of non-cash equity compensation, mark to market adjustments on our warrant liabilities, change in our contingent asset and liabilities, write-off of deferred offering costs, Avista merger transaction costs, costs directly related to our warrant exchange transaction, and loss on the extinguishment of debt. We have presented Adjusted EBITDA in this press release because it is a key measure used by our management and Board of Directors to understand and evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, we believe that the exclusion of certain items in calculating Adjusted EBITDA can produce a useful measure for period-to-period comparisons of our business.

Our Adjusted EBITDA is not prepared in accordance with GAAP, and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net loss, which is the most directly comparable GAAP equivalent. Some of these limitations are:

•

Adjusted EBITDA excludes stock-based compensation expense, as stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;

•	Adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;

•	Adjusted EBITDA excludes net interest expense, or the cash requirements necessary to service interest, which reduces cash available to us;

•	Adjusted EBITDA excludes the impact of the changes in the fair value of our warrant liability and our contingent consideration forfeiture asset;

•

Adjusted EBITDA excludes the write-off of deferred offering costs in connection with an abandoned public offering, as well as merger transaction costs, consisting primarily of legal and professional fees;

•

Adjusted EBITDA excludes the loss on extinguishment of debt, which is a non-cash loss related to the write-off of unamortized debt issuance costs upon repayment of affiliate and third-party debt, and related prepayment penalties;

•	Adjusted EBITDA excludes the advisory, legal, and professional fees incurred in connection with the warrant exchange transactions;

•	Adjusted EBITDA excludes income tax expense; and

•	Other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, we consider, and you should consider, Adjusted EBITDA together with other operating and financial performance measures presented in accordance with GAAP. A reconciliation of Net loss, the most directly comparable measure calculated in accordance with GAAP, to Adjusted EBITDA, has been included below.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(in thousands)		(in thousands)
Net loss attributable to Organogenesis Holdings Inc.	$(4,398)	$(9,255)	$(40,454)	$(64,831)
Interest expense, net	2,604	2,658	8,996	10,789
Income tax expense	42	2	150	84
Depreciation	835	701	3,388	3,309
Amortization	1,517	917	6,043	3,669

EBITDA	600	(4,977)	(21,877)	(46,980)

Stock-based compensation expense	236	255	936	1,075
Change in contingent consideration forfeiture asset	—	—	—	589
Change in fair value of warrant liability	—	170	—	469
Write-off of deferred offering costs	—	—	—	3,494
Avista merger transaction costs	—	2,324	—	3,072
Loss on extinguishment of debt	—	2,095	1,862	2,095
Exchange offer transaction costs	—	—	916	—

Adjusted EBITDA	$836	$(133)	$(18,163)	$(36,186)

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